EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 21, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of First Oak Brook Bancshares, Inc. on Form 10-K for the year ended December 31, 2005.  We hereby consent to the incorporation by reference of said reports in this Registration Statement on Form S-4 and to the use of our name as it appears under the caption “Experts”.

/s/GRANT THORNTON LLP

Chicago, Illinois
June 21, 2006